Exhibit 3.85

Illinois Limited Liability Company Act

Articles of Organization

Filed: March 15, 2006

1. Limited liability company name is Burlington Coat Factory of Illinois, LLC

2. Address of principal place where the records of the company are to be kept: 1830 Route 130, Burlington, New Jersey 08016

3. Articles of Organization effective on the filing date

4. Registered Agent’s name and registered office address: Illinois Corporation Service Company, 801 Adlai Stevenson Drive, Springfield, IL 62703, Sangamon County

5. Purpose for which the limited liability company is organized: the transaction of any of all lawful business for which Limited Liability Companies may be organized under this Act

6. Blank

7. Blank

8. The limited liability company has management vested in the member(s): Burlington Coat Factory Purchasing, Inc., 1830 Route 130, Burlington, NJ 08016

9. I affirm, under penalties of perjury, having authority to sign hereto, that these Articles of Organization are to the best of my knowledge and belief, true, correct and complete, dated March 8, 2006.

/s/ Paul C. Tang
organizer